Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115

March 14, 2014

Alliance Fiber Optic Products, Inc.
275 Gibraltar Drive
Sunnyvale, CA 94089
Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as counsel for Alliance Fiber Optic Products, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 900,000 shares of the Company's common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”), together with the associated Series A participating preferred stock purchase rights (the “Rights”) to be issued pursuant to the Amended and Restated Rights Agreement, dated as of March 10, 2011, between the Company and American Stock Transfer and Trust Company, LLC, as rights agent (the “Rights Agreement”).

     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares and associated Rights have been duly authorized and, when issued and sold in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable, and the associated Rights will be validly issued.

     We have assumed that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and do not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

     The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Very truly yours,

     /s/ Pillsbury Winthrop Shaw Pittman LLP